...... Exhibit 8(i) under Form N-1A
                                       ...... Exhibit 10 under Item 601/Reg. S-K

                                  Exhibit 1 to
                     Custodian Contract dated March 1, 1996
                       between WesBanco Bank Wheeling and
                                  WesMark Funds

                                SCHEDULE OF FEES

      The Custodian shall be entitled to the following fees for the performance of the services provided under the Contract:

Annual Fees:
3.00 basis points on each Fund's total assets up to $20 million 2.00 basis points on each Fund's total assets on next $20 million 1.00 basis points on each Fund's total assets in excess of $40 million

Transaction Fees:
$15.00 per transaction

Out-of-Pocket Expenses:
Telephone charges, postage and insurance, forms, envelopes, xerox copies, supplies, etc., as incurred

Other:
Unusual or extraordinary services (e.g., expenses incurred in connection with fund consolodation or merger, extraordinary shipments and the preparation of special reports based on time expended and responsibilities assumed)






WESBANCO BANK WHEELING        WESMARK FUNDS



By:/s/ Jerome B. Schmitt                  By:/s/ Edward C. Gonzales

Name:  Jerome B. Schmitt                  Name:  Edward C. Gonzales

Title:  Executive Vice President                       Title:  President